Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038

FOR IMMEDIATE RELEASE

Lennar Appoints Armando Olivera to the Board of Directors

MIAMI, January 15, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that the Company’s Board of Directors has elected Armando Olivera to serve as a member of the Board of Directors, effective January 13, 2015.
Olivera was President of Florida Power & Light Company (FPL), a subsidiary of NextEra Energy, Inc. and one of the largest investor-owned electric utilities in the nation, from June 2003, and Chief Executive Officer from July 2008, until his retirement in May 2012. Olivera joined FPL in 1972. Prior to his 2003 appointment as President, Olivera served in a variety of management positions with the company, including as Vice President of Construction Services, System Operations and Distribution and Senior Vice President of System Operations.
“Armando has extraordinary executive leadership and business expertise, and we are delighted that he is joining Lennar’s Board of Directors,” said Sidney Lapidus, Lead Director of Lennar’s Board of Directors. “We believe that Armando’s experience running a successful, large power company will further strengthen our ability for growth and innovation, and he will complement our already strong Board of Directors.”
“I am honored to have an opportunity to serve on the Board of Lennar,” said Olivera. “I have long admired the Company’s innovation and its commitment to the communities in which it has a presence.”
Olivera holds a Bachelor of Science degree in electrical engineering from Cornell University and a Master of Business Administration degree from the University of Miami.
About Lennar
Lennar Corporation, founded in 1954, is one of the nation's largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Lennar's Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a national developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the Investor Relations section of the Company's website, www.lennar.com.
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